CERTIFICATE OF FORMATION

                                       OF

                     ACME TELEVISION HOLDINGS OF OREGON, LLC
                           A LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is:



                     ACME TELEVISION HOLDINGS OF OREGON, LLC

SECOND: Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this twenty-second day of September, A.D. 1997.




/s/ Jonathan P. Levi
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Authorized Person
Jonathan P. Levi